News Release
Contact: Paul Goodson, Associate Vice President of Investor Relations
866.475.0317 x2271
investorrelations@bridgepointeducation.com

Bridgepoint Education Reports Second Quarter 2011 Results
AppleTM and AndroidTM Mobile Apps Launched for Ashford and Rockies Students and Faculty
SAN DIEGO, CA. (August 2, 2011) - Bridgepoint Education (NYSE:BPI), a provider of postsecondary education services, announced today its results for the three months ended June 30, 2011.
Highlights for the second quarter ended June 30, 2011, are as follows:

•	Total student enrollment at period end was 84,545.

•	Revenue increased to $239.9 million from $173.8 million for the same period in 2010.

•	Operating income increased to $82.5 million from $59.2 million for the same period in 2010.

•	Net income was $52.1 million compared with $35.3 million for the same period in 2010.

•	Fully diluted earnings per common share was $0.90 compared with $0.58 for the same period in 2010.

•	Repurchased 1.9 million shares, at an average price per share of $23.15, for a total of $43.7 million during the second quarter.
“During the first half of 2011, our institutions continued to make progress on key initiatives to improve the academic readiness of students and to provide students with an innovative, high quality learning experience.   Our deep commitment to enhancing access through technology was evident in the introduction of new AndroidTM and AppleTM mobile apps, as well as the improved ConstellationTM iPadTM app,” said Andrew Clark, Chief Executive Officer of Bridgepoint Education.
Student Enrollment
Total student enrollment at Bridgepoint Education's academic institutions, Ashford University and University of the Rockies, increased to 84,545 students at June 30, 2011, compared with 67,744 students at the end of the second quarter of 2010.
New student enrollments for the second quarter of 2011 at Bridgepoint Education's academic institutions were approximately 19,050, compared with combined new student enrollments of approximately 18,450 for the same period in 2010.
Financial Results
Revenue for the second quarter of 2011 was $239.9 million, compared with revenue of $173.8 million for the same period in 2010. Revenue for the six months ended June 30, 2011, was $469.3 million, compared to $329.9 million for the same period in 2010.
Operating income for the second quarter of 2011 was $82.5 million compared with operating income of $59.2 million for the same period in 2010. Operating income for the six months ended June 30, 2011 was $168.7 million compared to $109.3 million for the same period in 2010
Net income for the second quarter of 2011 was $52.1 million compared with net income of $35.3 million for the same period in 2010. Net income for the six months ended June 30, 2011 was $106.1 million compared to $65.1 million for the same period in 2010.
Fully diluted earnings per common share for the second quarter of 2011 was $0.90 compared with $0.58 for the same period in 2010. Fully diluted earnings per common share for the six months ended June 30, 2011, was $1.82 compared with $1.07 for the same period in 2010.
The Company's effective tax rate for the second quarter of 2011 was 37.3%.
Balance Sheet and Cash Flow
As of June 30, 2011, the Company had cash, cash equivalents and marketable securities of $357.4 million, compared with $299.1 million as of December 31, 2010. The Company generated $116.2 million of cash from operating activities in the six months ended June 30, 2011, compared with $45.4 million for the same period in 2010.
During the three months ended June 30, 2011, the Company repurchased 1.9 million shares, at a weighted average price of $23.15 per share, for a total cost of $43.7 million. As of June 30, 2011, approximately $36.4 million remains available under the share repurchase programs approved by the Company's Board of Directors, which may be suspended at any time.
Full-Year 2011 Outlook
Based on the results in the second quarter of 2011, the Company is updating its full year 2011 guidance as follows:

•	Total student enrollment is expected to be between 79,500 and 83,500.

•	Revenue is expected to be between $886.5 million and $901.5 million.

•	Net income is expected to be between $148.3 million and $155.2 million.

•
Fully diluted earnings per common share is expected to be between $2.56 and $2.68 based on an estimated fully diluted weighted average share count of 57.9 million for the year ending December 31, 2011.

•	Bad debt as a percentage of revenues for 2011 is expected to be 5.4%.

•	Capital expenditures for 2011 are expected to be between 4.5% and 5.0% of revenue.

•	The Company's effective tax rate for 2011 is estimated to be 37.8%.
This guidance does not reflect the impact of any additional share repurchases the Company may complete during the remainder of 2011.
Earnings Conference Call and Webcast
Bridgepoint Education will host a conference call at 11:30 a.m. ET (8:30 a.m. PT) today to discuss its latest financial results and recent highlights. The dial-in number for callers in the United States / Canada is (888) 661-5144 and for international callers is (913) 312-1517. The access code for all callers is 8178745. A live webcast will also be available on the Company's website at www.bridgepointeducation.com.
A replay of the call will be available via telephone through August 9, 2011. To access the replay, dial (888) 203-1112 in the United States / Canada and (719) 457-0820 outside the United States; then enter the access code 8178745.
About Bridgepoint Education
Bridgepoint Education's postsecondary education services focus on offering associate's, bachelor's, master's and doctoral programs in such disciplines as business, education, psychology, social sciences and health sciences. Bridgepoint Education's regionally accredited academic institutions - Ashford University and University of the Rockies - deliver their programs online as well as at traditional campuses located in Clinton, Iowa, and Colorado Springs, Colorado.

Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation and availability of financial resources. These forward-looking statements are based on assumptions and estimates including, without limitation, those regarding: the Company's value proposition to students; competitiveness of the Company's tuition; ability to continue to transfer credits from other institutions; ability to maintain and improve the quality of the Company's education; management of future growth and scalability; development of military and corporate channels; estimates of new hires; proposed new programs; expectations that the Company can effectively manage the business within the regulatory environment; expectations regarding enrollments, financial position, results of operations and liquidity; projections, predictions, expectations, estimates or forecasts as to the Company's business, financial and operational results and future economic performance; management's goals and objectives; and other similar matters that are not historical facts. Words such as "may," "should," "could," "would," "predicts," "potential," "continue," "expects," "anticipates," "future," "intends," "plans," "believes," "estimates" and similar expressions, as well as statements in the future tense, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking.
Forward-looking statements should not be interpreted as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and management's good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: the Company's inability to adequately resolve the findings and recommendations of the final audit report of the U.S. Department of Education's Office of Inspector General; the imposition of fines or other corrective measures against the Company's academic institutions; the Company's failure to comply with the extensive regulatory framework applicable to its industry, including Title IV of the Higher Education Act and its regulations, state laws and regulatory requirements, and accrediting agency requirements; adverse regulatory or legislative changes affecting the Company's industry; the Company's inability to continue to develop awareness among, to recruit and to retain students; competition in the postsecondary education market and its potential impact on the Company's market share, recruiting cost and tuition rates; reputational and other risks related to potential compliance audits, regulatory actions, negative publicity or service disruptions; the Company's ability to attract and retain the personnel needed to sustain and grow its business; the Company's inability to develop new programs or expand its existing programs in a timely and cost-effective manner; economic or other developments potentially impacting demand in the Company's core disciplines or the availability or cost of Title IV or other funding; and other factors discussed in the risk factors included in Part II, Item 1A of the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, filed on or about the date hereof, and in other reports the Company may file with the Securities and Exchange Commission from time to time.
Forward-looking statements speak only as of the date the statements are made. You should not put undue reliance on any forward-looking statements. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If the Company does update one or more forward-looking statements, no inference should be drawn that the Company will make additional updates with respect to those or other forward-looking statements.

BRIDGEPOINT EDUCATION, INC.
Condensed Consolidated Statements of Income
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenue	$239,880	$173,840	$469,313	$329,907
Costs and expenses:
Instructional costs and services	62,012	43,257	117,821	82,693
Marketing and promotional	62,188	50,096	121,154	94,309
General and administrative	33,131	21,257	61,677	43,588
Total costs and expenses	157,331	114,610	300,652	220,590
Operating income	82,549	59,230	168,661	109,317
Other income, net	(657)	(370)	(1,330)	(617)
Income before income taxes	83,206	59,600	169,991	109,934
Income tax expense	31,057	24,330	63,923	44,841
Net income	$52,149	$35,270	$106,068	$65,093
Earnings per common share:
Basic	$0.99	$0.65	$2.00	$1.19
Diluted	$0.90	$0.58	$1.82	$1.07
Weighted average number of common shares outstanding used in computing earnings per common share:
Basic	52,911	54,608	52,943	54,490
Diluted	57,939	60,728	58,253	60,613

  BRIDGEPOINT EDUCATION, INC.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	As of June 30, 2011	As of December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$210,495	$188,518
Restricted cash	25	25
Marketable securities	78,032	90,611
Accounts receivable, net	78,685	58,415
Deferred income taxes	7,039	7,039
Prepaid expenses and other current assets	13,267	12,650
Total current assets	387,543	357,258
Property and equipment, net	75,500	66,542
Marketable securities	68,837	20,000
Goodwill and intangibles, net	5,209	4,123
Deferred income taxes	15,845	15,845
Other long-term assets	8,566	7,457
Total assets	$561,500	$471,225
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,081	$5,076
Accrued liabilities	47,618	34,895
Deferred revenue and student deposits	180,730	173,576
Total current liabilities	231,429	213,547
Rent liability	14,191	10,910
Other long-term liabilities	8,538	8,527
Total liabilities	254,158	232,984
Total stockholders' equity	307,342	238,241
Total liabilities and stockholders' equity	$561,500	$471,225

BRIDGEPOINT EDUCATION, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Six Months Ended June 30,
	2011	2010
Cash flows from operating activities
Net income	$106,068	$65,093
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for bad debts	23,614	16,262
Depreciation and amortization	5,572	3,776
Amortization of premium/discount	1,380	(12)
Deferred income taxes	—	(13)
Stock-based compensation	4,796	3,681
Excess tax benefit of option exercises	(10,365)	(757)
Loss on disposal of fixed assets	11	—
Changes in operating assets and liabilities:
Accounts receivable	(43,884)	(54,547)
Prepaid expenses and other current assets	360	(3,131)
Other long-term assets	(1,109)	(934)
Accounts payable and accrued liabilities	19,276	7,899
Deferred revenue and student deposits	7,154	3,458
Other liabilities	3,292	4,638
Net cash provided by operating activities	116,165	45,413
Cash flows from investing activities
Capital expenditures	(12,477)	(12,060)
Purchases of marketable securities	(114,115)	(5,009)
Capitalized curriculum development costs	(1,333)	(259)
Maturities of marketable securities	75,500	30,000
Net cash (used in) provided by investing activities	(52,425)	12,672
Cash flows from financing activities
Proceeds from the exercise of stock options	3,577	411
Excess tax benefit of option exercises	10,365	757
Proceeds from the issuance of stock under employee stock purchase plan	642	501
Proceeds from the exercise of warrants	79	1,188
Repurchase of common stock	(56,426)	—
Payments of capital lease obligations	—	(634)
Net cash (used in) provided by financing activities	(41,763)	2,223
Net increase in cash and cash equivalents	21,977	60,308
Cash and cash equivalents at beginning of period	188,518	125,562
Cash and cash equivalents at end of period	$210,495	$185,870
Supplemental disclosure of non-cash transactions:
Purchase of equipment included in accounts payable and accrued liabilities	$3,524	$810